As filed with the U.S. Securities and Exchange Commission on July 30, 2026.

Registration No. 333-297776

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO.2 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Moleculin Biotech, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	47-4671997
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

5300 Memorial Drive, Suite 950

Houston, Texas 77007

(713) 300-5160

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Walter V. Klemp, Chief Executive Officer and Chairman

5300 Memorial Drive, Suite 950

Houston, Texas 77007

(713) 300-5160

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Cavas S. Pavri Johnathan C. Duncan ArentFox Schiff LLP 1717 K Street NW Washington, DC 20006 Telephone: (202) 857-6000 Fax: (202) 857-6395	Charles Phillips, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, New York 10105 Phone: (212) 370-1300 Fax: (212) 370-7889

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

DATED July 30, 2026

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS

Moleculin Biotech, Inc.

Up to 4,566,210 Shares of Common Stock

Up to 4,566,210 Pre-Funded Warrants to Purchase up to 4,566,210 Shares of Common Stock

Up to 13,698,630 Common Warrants to Purchase up to 13,698,630 Shares of Common Stock

Up to 18,264,840 Shares of Common Stock underlying the Pre-Funded Warrants and Common Warrants

This is a reasonable best efforts public offering of up to 4,566,210 shares of our common stock, together with up to 13,698,630 Series I common warrants to purchase an aggregate of up to 13,698,630 shares of common stock (“common warrants”) at an assumed combined public offering price of $2.19 per share and common warrants, which was the closing price of our common stock as reported on the Nasdaq Capital Market (“Nasdaq”) on July 27, 2026.

Each share of common stock is being offered together with three common warrants, each to purchase one share of common stock. The common warrants will be exercisable beginning on the later of the closing date of this offering or the effective date of such stockholder approval as may be required by the applicable rules and regulations of the Nasdaq Stock Market to permit the exercise of the common warrants (“Warrant Stockholder Approval”) at an assumed exercise price of $2.19 per share (or 100% of the combined price) and will expire five years from the initial exercise date.

If we are unable to obtain any required Warrant Stockholder Approval, the common warrants will not be exercisable and therefore have no value. The shares of common stock and accompanying common warrants will be separately issued and will be immediately separable upon issuance but will be purchased together in this offering. This prospectus also covers the shares of common stock issuable upon exercise of the common warrants sold in this offering.

We are also offering pre-funded warrants to those purchasers, whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering in lieu of the shares of our common stock that would result in ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%). Each pre-funded warrant will be exercisable for one share of common stock at an exercise price of $0.001 per share. Each pre-funded warrant is being offered together with the same common warrants, each to purchase one share of common stock described above being offered with each share of common stock. The purchase price of each pre-funded warrant will equal the combined public offering price per share of common stock and common warrants being sold in this offering, less the $0.001 per share exercise price of each such pre-funded warrant. Each pre-funded warrant will be immediately exercisable upon issuance and will expire when exercised in full. The pre-funded warrants and accompanying common warrants will be separately issued and will be immediately separable upon issuance but will be purchased together in this offering. For each pre-funded warrant that we sell, the number of shares of common stock that we are selling will be decreased on a one-for-one basis. This prospectus also covers the shares of common stock issuable from time to time upon the exercise of the pre-funded warrants offered hereby.

There is no established public trading market for the pre-funded warrants or common warrants, and we do not expect a market to develop. We do not intend to apply for listing of the pre-funded warrants or common warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants and common warrants will be limited.

We have engaged Roth Capital Partners, LLC (the "placement agent"), to act as our exclusive placement agent in connection with this offering. The placement agent has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The placement agent is not purchasing or selling any of the securities we are offering, and the placement agent is not required to arrange the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay to the placement agent the placement agent fees set forth in the table below, which assumes that we sell all the securities offered by this prospectus. There is no arrangement for funds to be received in escrow, trust or similar arrangement. There is no minimum number of shares of securities or minimum aggregate amount of proceeds that is a condition for this offering to close. We may sell fewer than all the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund if we do not sell all of the securities offered hereby. Because there is no escrow account and no minimum number of securities or amount of proceeds, investors could be in a position where they have invested in us, but we have not raised sufficient proceeds in this offering to adequately fund the intended uses of the proceeds as described in this prospectus. We will bear all costs associated with the offering. See “Plan of Distribution” on page 20 of this prospectus for more information regarding these arrangements. This offering will terminate no later than August 14, 2026, unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date.

Our common stock is listed on the Nasdaq Capital Market under the symbol “MBRX.” On July 27, 2026, the last reported sale price of our common stock on the Nasdaq Capital Market was $2.19 per share. All share, common warrant and pre-funded warrant numbers are based on an assumed combined public offering price of $2.19 per share or pre-funded warrant, as applicable, and three common warrants. The actual combined public offering price per share and common warrants and the actual combined public offering price per pre-funded warrant and common warrants will be determined between us and investors based on market conditions at the time of pricing and may be at a discount to the current market price of our common stock. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final public offering price. Numbers in this prospectus reflect the reverse stock split of our common stock at the reverse split ratio of 1-for-25 that was effected on December 1, 2025.

One or more of our officers and directors have indicated interest in participating in this offering at the combined public offering price and on the same terms as the other purchasers in this offering. However, because indications of interest are not binding, we cannot guarantee if any officer or director will participate in this offering.

You should read this prospectus, together with additional information described under the headings “Incorporation of Certain Information By Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 6 of this prospectus and in the documents incorporated by reference into this prospectus for a discussion of risks that should be considered in connection with an investment in our securities.

	Per Share and Common Warrants	Per Pre-Funded Warrant and Common Warrants	Total
Public offering price	$	$	$
Placement Agent fees(1)	$	$	$
Proceeds to us, before expenses(2)	$	$	$

(1)         We have agreed to pay the placement agent a cash placement commission equal to 7% of the aggregate proceeds from this offering. We have also agreed to reimburse the placement agent for certain expenses incurred in connection with this offering. See “Plan of Distribution” for additional information about the compensation payable to the placement agent.

(2)         Because there is no minimum number of securities or amount of proceeds required as a condition to closing in this offering, the actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above.

The delivery of the shares of common stock and any pre-funded warrants and common warrants to purchasers is expected to be made on or about August___, 2026, subject to satisfaction of certain customary closing conditions.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Roth Capital Partners

The date of this prospectus is            , 2026.

i

ABOUT THIS PROSPECTUS

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Information by Reference,” before deciding to invest in our securities.

We have not, and the placement agent has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

The information incorporated by reference or provided in this prospectus contains statistical data and estimates, including those relating to market size and competitive position of the markets in which we participate, that we obtained from our own internal estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable. While we believe our internal company research is reliable and the definitions of our market and industry are appropriate, neither this research nor these definitions have been verified by any independent source.

For investors outside the United States: We have not, and the placement agent has not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

This prospectus and the information incorporated by reference into this prospectus may contain references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus and the information incorporated by reference into this prospectus, including logos, artwork, and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other company.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

This prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. We caution you not to give undue weight to such projections, assumptions and estimates.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and the documents incorporated herein by reference and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, including the risks of investing in our securities discussed under “Risk Factors” beginning on page 6 of this prospectus, the information incorporated herein by reference, including our financial statements and related notes, and the exhibits to the registration statement of which this prospectus is a part. All references in this prospectus to “we,” “us,” “our,” “MBRX,” the “Company” and similar designations refer to Moleculin Biotech, Inc., unless otherwise indicated or as the context otherwise requires.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Our Company

We are a late-stage pharmaceutical development company currently evaluating Annamycin, also known as L-Annamycin and by its generic name “naxtarubicin”, which we believe is a “next-generation” anthracycline and, with it, are conducting a pivotal Phase 2/3 trial in combination with cytarabine for the treatment of subjects with relapsed/refractory (R/R) acute myeloid leukemia (AML). We call this the “MIRACLE” trial (derived from Moleculin R/R AML AnnAraC Clinical Evaluation). A blinded preliminary data readout has been released for the MIRACLE trial, we released an interim unblinding of data in June 2026, and we expect an additional unblinding at the end of 2026, thereby concluding Part A of the two-part trial. We believe such early visibility for a pivotal registration-enabling trial is unique in that stakeholders will receive preliminary safety and efficacy data long before the conclusion of the trial.

We have two additional portfolios of technologies for hard-to-treat cancers and viruses with clinical and preclinical research funded by investigators at academic institutions. One of these portfolios has an ongoing investigator-initiated trial, another one planned and additional active preclinical testing. Since our inception, drug candidates from each of the three core portfolios are in active planning for, have approval to begin, are currently in or have successfully completed eighteen clinical trials.

Each of our three core technologies is based substantially on discoveries made at, made in conjunction with, and/or licensed from the University of Texas MD Anderson Cancer Center (MD Anderson) in Houston, Texas. For each of the core technologies, one or more drug candidates have successfully completed a Phase 1 or greater clinical trial. Three of our drug candidates have shown human activity in clinical trials and are currently or have been in Phase 1B/2, Phase 2, or Phase 2/3 clinical trials. One of those drug candidates is Annamycin, which is currently in the MIRACLE trial.

We believe Annamycin is the first of its kind DNA binding agent, a “next-generation” anthracycline. Whereas first- and second-generation anthracyclines are currently used to treat approximately half of all cancers, they carry with them the burden of dangerous cardiotoxicity and efficacy limitations associated with multidrug resistance mechanisms and poor tissue/organ distribution. Later generation anthracyclines are comprised mainly of attempts to reduce cardiotoxicity or enhance anticancer activity but we believe have failed to deliver the necessary safety and efficacy profiles to win approval or gain market acceptance. Annamycin is an entirely new chemical entity integrating a new molecular structure intended to enhance its ability to selectively kill cancer cells and reduce toxic side effects. Annamycin possesses a unique and innovative multilamellar lipid-based delivery system designed to improve bioavailability and to increase the therapeutic window. The result is a next-generation anthracycline that we believe effectively addresses critical problems associated with currently used anthracyclines. It is our lead drug candidate, and we have concluded a Phase 1B/2 clinical trial for treating AML and are now conducting a Phase 2/3 clinical trial for R/R AML, which we believe will be registration enabling. We have also sponsored two Phase 1B/2 clinical trials of Annamycin for treating Soft Tissue Sarcoma metastasized to the lungs (STS lung metastases, STS lung mets, or Advanced STS), the results of which we believe supports the initiation of a pivotal approval trial in this additional indication.

Recent Developments

In June 2026, we announced positive preliminary, unblinded interim efficacy results from the first 45 patients enrolled in Part A of our pivotal Phase 2/3 MIRACLE trial (MB-108), which is evaluating Annamycin in combination with cytarabine for the treatment of R/R AML. The interim analysis, conducted on a full intent-to-treat basis with no patient exclusions, showed complete remission (CR) rates of 43% and 36% in the two Annamycin dose arms (190 mg/m² and 230 mg/m², respectively, each in combination with high-dose cytarabine), compared with 12% in the control arm, and composite complete remission (CRc) rates of 50% and 57% in the respective Annamycin arms compared with 29% in the control arm. These remission rates reflect outcomes after a single cycle of therapy, as specified by the trial protocol.

The trial's Independent Data Monitoring Committee (iDMC) reviewed the interim data and unanimously concluded that, although the results did not reach statistical significance, there was a strong numeric trend favoring both Annamycin treatment arms over the control arm on the primary CR endpoint, and that the data supported continuing the trial with both dose arms. We accepted the iDMC's recommendation and are continuing the MIRACLE trial as planned. The absence of statistical significance at this stage is consistent with the trial's prespecified group-sequential statistical design, which reserves the substantial majority of its statistical power for the final analysis; the trial remains fully powered (80%) to detect statistical significance at final analysis in the full population of approximately 282 subjects.

As of the interim analysis, 67 of the 90 subjects targeted for Part A of the trial (approximately 74%) had been enrolled. Part A is designed to select the optimal Annamycin dose to advance into Part B, the pivotal portion of the trial, and efficacy data from Part A will be carried forward into the pivotal analysis. Other data from Part A remain subject to final database review and readout.

These interim results are based on a limited sample size, have not achieved statistical significance, and may not be predictive of results from the completed trial. We will require significant additional financing, for which we currently have no commitments, to continue funding our clinical trials, including MIRACLE.

Corporate Information

Our principal executive offices are located at 5300 Memorial Drive, Suite 950, Houston, Texas 77007. Our website address is www.moleculin.com. The information on or accessible through our website is not part of or incorporated by reference into this prospectus.

THE OFFERING

Common stock we are offering

Up to 4,566,210 shares of our common stock on a “best efforts” basis based on an assumed public offering price of $2.19 per share and accompanying common warrants, which was the closing price of our common stock as reported on Nasdaq on July 27, 2026.

Pre-funded warrants we are offering	We are also offering to certain purchasers whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the closing of this offering, the opportunity to purchase, if such purchasers so choose, pre-funded warrants to purchase shares of common stock, in lieu of shares of common stock that would otherwise result in any such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. Each pre-funded warrant is exercisable for one share of our common stock. The purchase price of each pre-funded warrant and accompanying common warrants is equal to the price at which a share of common stock and accompanying common warrants are being sold to the public in this offering, minus $0.001, and the exercise price of each pre-funded warrant is $0.001 per share. The pre-funded warrants are exercisable immediately and may be exercised at any time until all of the pre-funded warrants are exercised in full. This offering also relates to the shares of common stock issuable upon exercise of any pre-funded warrants sold in this offering. For each pre-funded warrant that we sell, the number of shares of common stock that we are offering will be reduced on a one-for-one basis.

Common warrants we are offering

We are also offering common warrants to purchase up to 13,698,630 shares of our common stock. Each share of common stock is being offered together with three common warrants, each to purchase one share of common stock. Each common warrant has an assumed initial exercise price of $2.19 per share of common stock (or 100% of the combined offering price). The common warrants will become exercisable beginning on the later of the closing date of this offering or, to the extent required, the date of the Warrant Stockholder Approval and will expire five years from the initial exercise date. The common warrants include certain mechanisms, including certain anti-dilution provisions and other standard adjustment provisions. To better understand the terms of the common warrants, you should carefully read the “Description of Common Warrants” section of this prospectus. You should also read the form of the common warrant, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

The shares of common stock and pre-funded warrants, and the accompanying common warrants can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the common warrants and the pre-funded warrants.

Term of the offering	This offering will terminate on August 14, 2026, unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date.

Common stock outstanding immediately before this offering	7,100,713 shares

Common stock outstanding immediately after this offering

11,666,923 shares, based on an assumed public offering price of $2.19 per share and accompanying common warrants, which was the closing price of our common stock as reported on Nasdaq on July 27, 2026, and assuming full exercise of the pre-funded warrants and assuming no exercise of the common warrants.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $9.1 million, after deducting the placement agent fees and estimated offering expenses payable by us.

We intend to use the net proceeds to advance Annamycin through clinical development and for working capital. See “Use of Proceeds” for additional information.

Insider participation	One or more of our officers and directors have indicated interest in participating in this offering at the combined public offering price and on the same terms as the other purchasers in this offering. However, because indications of interest are not binding, we cannot guarantee if any officer or director will participate in this offering.

Reasonable best efforts offering

We have agreed to offer and sell the securities offered hereby to the purchasers through the placement agent. The placement agent is not required to buy or sell any specific number or dollar amount of the securities offered hereby, but will use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. See “Plan of Distribution” on page 20 of this prospectus.

Risk factors

An investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus and the other information included and incorporated by reference in this prospectus for a discussion of the risk factors you should carefully consider before deciding to invest in our securities.

Nasdaq listing symbol

Our common stock is listed on the Nasdaq Capital Market under the symbol “MBRX.” There is no established trading market for the common warrants or pre-funded warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the common warrants or pre-funded warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the common warrants and pre-funded warrants will be limited.

The number of shares of common stock to be outstanding after this offering is based on 7,100,713 outstanding as of July 30, 2026, and does not give effect to the shares of common stock issuable upon exercise of the pre-funded warrants being offered by us in this offering, as well as:

●           11,160,274 shares of common stock underlying outstanding warrants at a weighted average exercise price of $2.59 per share;

●          199,854 shares of common stock underlying outstanding options with a weighted average exercise price of $85.51 per share, which options vest over a three to four-year period;

●          8,679 shares of common stock underlying outstanding restricted stock units, which restricted stock units vest over a four-year period;

●          64,935 shares of common stock underlying outstanding performance-based restricted stock units, which performance-based restricted stock units vest dependent on specific milestones;

●           14,105 shares available for future issuance under the Moleculin Biotech, Inc. 2024 Stock Plan; and

●           the shares of common stock issuable upon exercise of the pre-funded warrants and the common warrants issued in this offering.

Except as otherwise indicated, the information in this prospectus assumes no exercise of options or exercise of warrants, unless otherwise noted.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before investing in our securities, you should consider carefully the risks and uncertainties discussed under “Risk Factors” in our latest annual report on Form 10-K and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K, which are incorporated by reference herein in their entirety. You should carefully consider each of the following risks, together with all other information set forth in or incorporated in this prospectus, including the financial statements and the related notes, before making a decision to buy our securities. If any of the following risks actually occur, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to this Offering

We have broad discretion in how we use the proceeds of this offering and may not use these proceeds effectively, which could affect our results of operations and cause the price of our common stock to decline.

We will have considerable discretion in the application of the net proceeds of this offering. We intend to use the net proceeds to advance Annamycin through clinical development and for working capital. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of the net proceeds of this offering. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

If our stock price fluctuates after the offering, you could lose a significant part of your investment.

The market price of our common stock could be subject to wide fluctuations in response to, among other things, the risk factors described in, or incorporated into, this prospectus, and other factors beyond our control, such as fluctuations in the valuation of companies perceived by investors to be comparable to us. Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions, such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our common stock. In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

We will require additional capital funding, the receipt of which may impair the value of our common stock.

Our future capital requirements depend on many factors, including our research, development, sales and marketing activities. If we complete the maximum offering hereunder, of which there is no assurance, we believe that the net proceeds from this offering will satisfy our capital needs into the first quarter of 2027 under our current business plan. We will need to raise additional capital through public or private equity or debt offerings or through arrangements with strategic partners or other sources in order to continue to develop our drug candidates. There can be no assurance that additional capital will be available when needed or on terms satisfactory to us, if at all. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution and the new equity securities may have greater rights, preferences or privileges than our existing common stock.

We do not intend to pay dividends in the foreseeable future.

We have never paid cash dividends on our common stock and currently do not plan to pay any cash dividends in the foreseeable future.

Purchasers in this offering may experience immediate and substantial dilution in net tangible book value.

The public offering price per share of common stock and related common warrants and the public offering price of each pre-funded warrant and related common warrants may be substantially higher than the as adjusted net tangible book value per share of our common stock after giving effect to this offering. As a result of the dilution to investors purchasing securities in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of the liquidation of our company. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you participate in this offering. To the extent shares are issued under outstanding options and warrants at exercise prices lower than the public offering price of our common stock in this offering, you will incur further dilution.

Your ownership may be diluted if additional capital stock is issued to raise capital, to finance acquisitions or in connection with strategic transactions.

We intend to seek to raise additional funds for our operations, to finance acquisitions or to develop strategic relationships by issuing equity or convertible debt securities in addition to the securities issued in this offering, which would reduce the percentage ownership of our existing stockholders. Our board of directors has the authority, without action or vote of the stockholders, to issue all or any part of our authorized but unissued shares of common or preferred stock. Our amended and restated certificate of incorporation authorizes us to issue up to 500,000,000 shares of common stock and 5,000,000 shares of preferred stock. Future issuances of common or preferred stock would reduce your influence over matters on which stockholders vote and would be dilutive to earnings per share. In addition, any newly issued preferred stock could have rights, preferences and privileges senior to those of the common stock. Those rights, preferences and privileges could include, among other things, the establishment of dividends that must be paid prior to declaring or paying dividends or other distributions to holders of our common stock or providing for preferential liquidation rights. These rights, preferences and privileges could negatively affect the rights of holders of our common stock, and the right to convert such preferred stock into shares of our common stock at a rate or price that would have a dilutive effect on the outstanding shares of our common stock.

If we are required to obtain Warrant Stockholder Approval, until we are able to receive such Warrant Stockholder Approval, the common warrants will not be exercisable, and if we are unable to obtain such approval the common warrants will have no value.

If we are required to obtain Warrant Stockholder Approval, the common warrants will not be exercisable until, and unless, we obtain the Warrant Stockholder Approval from our stockholders. While we intend to promptly seek stockholder approval, if required, there is no guarantee that the Warrant Stockholder Approval will ever be obtained. If we are unable to obtain the Warrant Stockholder Approval, the common warrants will have no value. In addition, we will incur substantial cost, and management will devote substantial time and attention, in attempting to obtain the Warrant Stockholder Approval.

There is no public market for the common warrants or pre-funded warrants being offered in this offering.

There is no established public trading market for the common warrants or pre-funded warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the common warrants or pre-funded warrants on any securities exchange or nationally recognized trading system, including the Nasdaq Stock Market. Without an active market, the liquidity of the common warrants and pre-funded warrants will be limited.

Holders of our common warrants and pre-funded warrants will have no rights as a common stockholder until they acquire our common stock.

Until holders of our common warrants and pre-funded warrants acquire shares of our common stock upon exercise of such common warrants or pre-funded warrants, the holders will have no rights with respect to shares of our common stock issuable upon exercise of such common warrants or pre-funded warrants. Upon exercise of the common warrants or pre-funded warrants, holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

If we do not maintain a current and effective prospectus relating to the common stock issuable upon exercise of the common warrants, public holders will only be able to exercise such common warrants on a “cashless basis.”

If we do not maintain a current and effective prospectus relating to the shares of common stock issuable upon exercise of the common warrants at the time that holders wish to exercise such warrants, they will only be able to exercise them on a “cashless basis,” and under no circumstances would we be required to make any cash payments or net cash settle such warrants to the holders. As a result, the number of shares of common stock that holders will receive upon exercise of the common warrants will be fewer than it would have been had such holders exercised their common warrants for cash. We will use our commercially reasonable efforts to maintain a current and effective prospectus relating to the shares of common stock issuable upon exercise of such warrants until the expiration of such warrants. However, we cannot assure you that we will be able to do so. If we are unable to do so, the potential “upside” of the holder’s investment in our company may be reduced.

The common warrants are speculative in nature.

The common warrants offered hereby do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price. Moreover, following this offering, the market value of the common warrants will be uncertain and there can be no assurance that the market value of the common warrants will equal or exceed their exercise price. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the common warrants, and consequently, whether it will ever be profitable for holders of the common warrants to exercise the common warrants.

Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.

In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement including: (i) timely delivery of shares; (ii) agreement to not enter into any financings for 45 days from the later of the closing date of this offering or, if required, the Warrant Stockholder Approval, subject to certain conditions and exceptions; and (iii) indemnification for breach of contract.

This is a “best efforts” offering. No minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans, including our near-term business plans.

The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to support our continued operations, including our near-term continued operations.

We may be required to repurchase the common warrants, which may prevent or deter a third party from acquiring us.

The common warrants provide that in the event of a “Fundamental Transaction” (as defined in the related warrant agreement, which generally includes any merger with another entity, the sale, transfer or other disposition of all or substantially all of our assets to another entity, or the acquisition by a person of more than 50% of our common stock), each common warrant holder will have the right at any time prior to the consummation of the Fundamental Transaction to require us to repurchase the common warrant for a purchase price in cash equal to the Black-Scholes value (as calculated under the warrant agreement) of the then remaining unexercised portion of such common warrant on the date of such Fundamental Transaction, which may materially adversely affect our financial condition and/or results of operations and may prevent or deter a third party from acquiring us.

This offering, and any financings we may require in the near term, will or may result in a reduction of the exercise price of certain of our outstanding warrants.

Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is expensive. We will require substantial additional future capital in order to complete clinical development and commercialize Annamycin.

Our Series G warrants and Series H warrants, which combined represent the potential issuance of 8,978,779 shares of common stock, provide that if, while such warrants are outstanding, we sell any common stock and/or common stock equivalents other than in connection with certain exempt issuances, at a purchase price per share less than the exercise price of the warrants in effect immediately prior to such sale, then immediately after such sale the exercise price of the Series G warrants and/or Series H warrants then in effect will be reduced to an amount equal to the new issuance price, subject to floor prices of $1.326 and $0.962, respectively.

We are subject to Nasdaq's continued listing requirements. We have in the recent past failed to satisfy one or more of the requirements, and if we fail to satisfy one or more of the requirements in the future, we may be delisted from Nasdaq.

Our common stock is listed on Nasdaq, and we are therefore subject to its continued listing requirements, including requirements with respect to the market value of publicly held shares, market value of listed shares, minimum bid price per share, and minimum stockholder’s equity, among others, and requirements relating to board and committee independence. If we fail to satisfy one or more of the requirements, we may be delisted from Nasdaq.

During 2025, we received notices that we were not in compliance with Nasdaq Listing Rule 5550(b)(1) (the “Equity Rule”), which requires that we maintain a minimum of $2.5 million in stockholders’ equity, and Nasdaq Listing Rule 5550(a)(2), which related to the bid price for our common stock being below the minimum $1.00 per share (the “Bid Price Rule”).

On December 15, 2025, we received a letter from Nasdaq confirming that we had regained compliance with the Bid Price Rule because the closing bid price of the Company’s common stock was $1.00 per share or greater for the 10 consecutive business days from December 1, 2025, through December 12, 2025. On January 6, 2026, we received notice that we had regained compliance with the Equity Rule and that the Company was in compliance with all applicable continued listing standards.

Although we are currently in compliance with all Nasdaq continued listing standards, there is no assurance that we will be able to maintain such compliance in the future. Delisting from Nasdaq would adversely affect our ability to raise additional financing through the public or private sale of equity securities, may significantly affect the ability of investors to trade our securities and may negatively affect the value and liquidity of our common stock. Delisting also could have other negative results, including the potential loss of employee confidence, the loss of institutional investors and general investors that will consider investing in our common stock, a reduction in the number of market makers in our common stock, a reduction in the availability of information concerning the trading prices and volume of our common stock, a reduction in the number of broker-dealers willing to execute trades in shares of our common stock or interest in business development opportunities. Further, we would likely become a “penny stock”, which would make trading of our common stock more difficult.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus, and the documents we incorporate by reference, contain forward-looking statements within the meaning of the federal securities laws. You should not rely on forward-looking statements in this prospectus, and the documents we incorporate by reference. Forward-looking statements typically are identified by use of terms such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend,” “may,” “will,” “should,” “estimate,” “predict,” “potential,” “continue,” and similar words, although some forward-looking statements are expressed differently. This prospectus, and the documents we incorporate by reference, may also contain forward-looking statements attributed to third parties relating to their estimates regarding the markets we may enter in the future. All forward-looking statements address matters that involve risk and uncertainties, and there are many important risks, uncertainties and other factors that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus, and the documents we incorporate by reference.

Forward-looking statements include, but are not limited to, statements about:

●

Our ability to continue our relationship with the University of Texas MD Anderson Cancer Center (MD Anderson), including, but not limited to, our ability to maintain current licenses and license future intellectual property resulting from our sponsored research agreements with MD Anderson;

●

The success or the lack thereof, including the ability to recruit subjects and onboard new clinical trial sites on a timely basis, for a variety of reasons, of our clinical trials through all phases of clinical development;

●

Our ability to satisfy any requirements imposed by the United States (US) Food & Drug Administration (FDA) (or its foreign equivalents) as a condition of our clinical trials proceeding or beginning as planned;

●

World-wide events including geopolitical conflicts, public health emergencies, and global supply chain disruptions that may affect our clinical trials, clinical drug candidate supplies, preclinical activities and our ability to raise future financing;

●	Our ability to obtain additional funding on a timely basis to commence or continue our clinical trials, fund operations and develop our product candidates;

●	The need to obtain and retain regulatory approval of our drug candidates, both in the United States and in Europe, and in countries deemed necessary for future trials;

●	Our ability to complete our clinical trials in a timely fashion in line with our stated milestones and within our expected budget and resources;

●	Our ability to maintain compliance with the continued listing requirements of the Nasdaq Capital Market;

●	Our ability to source our drug products at reasonable prices;

●	Compliance with obligations under intellectual property licenses with third parties;

●	Any delays in regulatory review and approval of drug candidates in clinical development;

●	Potential efficacy of our drug candidates;

●	Our ability to commercialize our drug candidates;

●	Market acceptance of our drug candidates;

●	Competition from existing therapies or new therapies that may emerge;

●	Potential product liability claims;

●	Our dependency on third-party manufacturers to successfully, and timely, supply or manufacture our drug candidates for our preclinical work and our clinical trials;

●	Our ability to establish or maintain collaborations, licensing or other arrangements;

●	Our ability and third parties’ abilities to protect intellectual property rights;

●	Our ability to adequately support future growth; and

●	Our ability to attract and retain key personnel to manage our business effectively.

You should also consider carefully the statements under “Risk Factors” and other sections of this prospectus, and the documents we incorporate by reference, which address additional facts that could cause our actual results to differ from those set forth in the forward-looking statements. We caution investors not to place significant reliance on the forward-looking statements contained in this prospectus, and the documents we incorporate by reference. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds from the offering will be approximately $9.1 million, assuming a public offering price of $2.19 per share of common stock and related common warrants (which is equal to the last reported sale price per share of our common stock on the Nasdaq Capital Market, on July 27, 2026), and the sale of all the securities offered under this prospectus, after deducting the placement agent fees and estimated offering expenses payable by us. If we are required to obtain Warrant Stockholder Approval, we may only receive additional proceeds from the exercise of the common warrants issuable in connection with this offering if the Warrant Stockholder Approval is obtained and, if such common warrants are exercised in full for cash, the additional gross proceeds will be approximately $30.0 million. If the common warrants are exercised in full for cash at the floor price of $0.438 per share, the additional gross proceeds from this offering will be approximately $6.0 million.

However, because this is a “best efforts” offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the placement agent’s fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus. Based on the assumed public offering price set forth above, we estimate that our net proceeds from the sale of 75%, 50% and 25% of the securities offered in this offering would be approximately $6.8 million, $4.5 million and $2.1 million, respectively, assuming no sale of any pre-funded warrants or exercise of any common warrants, and after deducting the placement agent fees and estimated offering expenses payable by us.

Each $0.10 increase (decrease) in the assumed public offering price of $2.19 per share (the last reported price for our common stock as reported on the Nasdaq Capital Market on July 27, 2026) would change our net proceeds by $0.5 million, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the placement agent fees and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 1,000,000 in the number of shares we are offering would increase (decrease) the net proceeds to us from this offering, after deducting the placement agent fees and estimated offering expenses payable by us, by approximately $2.2 million, assuming the assumed public offering price stays the same.

We intend to use the net proceeds to advance Annamycin through clinical development and for working capital.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, our management will have broad discretion in the application of these proceeds. Net offering proceeds not immediately applied to the uses summarized above will be invested in short-term investments such as money market funds, commercial paper, U.S. treasury bills and similar securities investments pending their use.

DILUTION

If you invest in our securities in this offering, your interest will be diluted immediately to the extent of the difference between the public offering price paid by the purchasers of the shares of common stock (and pre-funded warrants) and related common warrants sold in this offering and the as adjusted net tangible book value per share of common stock after this offering.

As of March 31, 2026, our net tangible book value was $4.0 million, or $0.76 per share of common stock. Net tangible book value per share represents our total tangible assets, less our total liabilities, divided by the number of outstanding shares of our common stock.

Dilution represents the difference between the amount per share paid by purchasers in this offering and the as adjusted net tangible book value per share of common stock after the offering. After giving effect to the sale of shares of common stock and accompanying common warrants in this offering at an assumed public offering price of $2.19 per share, which was the closing price of our common stock as reported on Nasdaq on July 27, 2026, and after deducting placement agent commissions and estimated offering expenses payable by us, but without adjusting for any other change in our net tangible book value subsequent to March 31, 2026 or any increase in liabilities from the warrants issued as part of the offering, our net tangible book value would have been $1.32 per share. This represents an immediate increase in net tangible book value of $0.57 per share to our existing stockholders and new investors purchasing securities at the proposed public offering price will experience immediate dilution in net tangible book value of $0.87 per share. The dilution figures assume no sale of pre-funded warrants, which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis, and excludes the proceeds, if any, from the exercise of any common warrants issued in this offering. The following table illustrates the dilution in net tangible book value per share to new investors as of March 31, 2026:

Assumed public offering price per share and accompanying common warrants	$2.19
Historical net tangible book value per share at March 31, 2026	$0.76
Increase in net tangible book value per share to the existing stockholders attributable to this offering	$0.57
As adjusted net tangible book value per share after this offering	$1.32
Dilution in net tangible book value per share to new investors	$0.87

Each $0.10 increase (decrease) in the assumed public offering price of $2.19 per share, would increase (decrease) our as adjusted net tangible book value per share by $0.05 and $(0.05), respectively, and would increase (decrease) dilution per share to new investors in this offering by $0.05 and ($0.05), respectively, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated placement agent fees and estimated offering expenses payable by us. We may also increase or decrease the number of securities to be issued in this offering. Each increase (decrease) of 1,000,000 shares offered by us would increase (decrease) our as adjusted net tangible book value per share by $0.08 and $(0.10), respectively, and the dilution per share to new investors purchasing securities in this offering by $0.08 and ($0.10), respectively, assuming that the assumed public offering price remains the same, and after deducting placement agent fees and estimated offering expenses payable by us. The information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering as determined between us and the placement agent at pricing.

The above discussion is based on 5,336,350 shares of our common stock outstanding as of March 31, 2026, assumes no sale of pre-funded warrants and excludes, as of that date, the following:

●           12,441,965 shares of common stock underlying outstanding warrants at a weighted average exercise price of $2.52 per share;

●          199,854 shares of common stock underlying outstanding options with a weighted average exercise price of $85.51 per share, which options vest over a three to four-year period;

●          9,631 shares of common stock underlying outstanding restricted stock units, which restricted stock units vest over a four-year period;

●          64,935 shares of common stock underlying outstanding performance-based restricted stock units, which performance-based restricted stock units vest dependent on specific milestones;

●           14,105 shares available for future issuance under the Moleculin Biotech, Inc. 2024 Stock Plan; and

●          the shares of common stock issuable upon exercise of the pre-funded warrants and the common warrants issued in this offering.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of June 30, 2026, regarding beneficial ownership of our common stock by:

●	each of our directors;

●	each of our named executive officers;

●	all directors and executive officers as a group; and

●	each person, or group of affiliated persons, known by us to beneficially own more than five percent of our shares of common stock.

Beneficial ownership is determined according to the rules of the SEC, and generally means that person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security and includes options that are currently exercisable or exercisable within 60 days. Each director or officer, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply. Except as otherwise noted below, the address for each person or entity listed in the table is c/o Moleculin Biotech, Inc., 5300 Memorial Drive, Suite 950, Houston, Texas 77007.

	As of June 30, 2026
	Shares beneficially owned		Percent of Class (1)
Name of Beneficial Owner
Walter V. Klemp	286,469	(2)	3.9%
Jonathan P. Foster	114,875	(3)	1.6%
Donald Picker	2,127	(4)	Less than 1%
Robert George	734	(5)	Less than 1%
Michael Cannon	616	(6)	Less than 1%
John Climaco	609	(6)	Less than 1%
Elizabeth Cermak	588	(6)	Less than 1%
Joy Yan	561	(6)	Less than 1%
Directors and Executive Officers as a Group (8 persons)	406,579	(7)	5.4%

5% Holders
None

(1) Based on 7,100,000 shares of common stock outstanding as of June 30, 2026.

(2) Includes 636 shares held by AnnaMed, Inc. that have been included in the amount for Mr. Klemp. Mr. Klemp has voting and dispositive power over the shares held by AnnaMed, Inc. Includes 254,826 shares underlying options and warrants exercisable within 60 days of June 30, 2026.

(3) Includes 102,535 shares underlying options and warrants exercisable within 60 days of June 30, 2026.

(4) Of the amount in the table, 280 shares held by IntertechBio Corp. have been included in the amounts for Dr. Picker. Dr. Picker shares voting and dispositive power over the shares held by IntertechBio Corp. Includes 1,094 shares underlying options exercisable within 60 days of June 30, 2026.

(5) Includes 694 shares underlying options exercisable within 60 days of June 30, 2026.

(6) Consists solely of shares underlying options exercisable within 60 days of June 30, 2026.

(7) Consists of the shares identified in footnotes (2)-(6).

DESCRIPTION OF CAPITAL STOCK

The following summary is a description of the material terms of our capital stock. This summary is not complete and is qualified by reference to our amended and restated certificate of incorporation and our amended and restated bylaws, each as amended, which are filed as exhibits to this prospectus and are incorporated by reference herein. We encourage you to read our amended and restated certificate of incorporation, our amended and restated bylaws and the applicable provisions of the Delaware General Corporation Law for additional information.

Our certificate of incorporation authorizes us to issue up to 500,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock par value $0.001 per share.

Common Stock

Shares of our common stock have the following rights, preferences, and privileges:

Voting. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the voting power present in person or represented by proxy, except in the case of any election of directors, which will be decided by a plurality of votes cast. There is no cumulative voting.

Dividends. Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders, if any, of any class of stock having preference over the common stock. Any decision to pay dividends on our common stock will be at the discretion of our board of directors. Our board of directors may or may not determine to declare dividends in the future. The board’s determination to issue dividends will depend upon our profitability and financial condition any contractual restrictions, restrictions imposed by applicable law and the SEC, and other factors that our board of directors deems relevant.

Liquidation Rights. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the company, the holders of our common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full, or provided for payment of, all of our debts and after the holders of all outstanding series of any class of stock having preference over the common stock, if any, have received their liquidation preferences in full.

Other. Our issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to preemptive rights. Shares of our common stock are not convertible into shares of any other class of capital stock, nor are they subject to any redemption or sinking fund provisions.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock. Our certificate of incorporation authorizes the board to issue these shares in one or more series, to determine the designations and the powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Warrants

We have an aggregate of 12,441,965 common warrants outstanding from our prior offerings for which we may receive up to an additional $31.7 million in gross proceeds if exercised.

The exercise price and the number of shares of common stock purchasable upon the exercise of the outstanding common warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, reclassifications and combinations of our common stock. In the event of certain fundamental transactions, the holder of the warrants will have the right to receive the Black Scholes value of its warrants calculated pursuant to a formula set forth in the warrants, payable either in cash or in the same type or form of consideration that is being offered and being paid to the holders of common stock.

Except as otherwise provided in the outstanding common warrants or by virtue of the holder’s ownership of shares of our common stock, such holder of outstanding common warrants does not have the rights or privileges of a holder of our common stock, including any voting rights, until such holder exercises such holder’s outstanding common warrants. The outstanding common warrants provide that the holders of the outstanding common warrants have the right to participate in distributions or dividends paid on our shares of common stock.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and our amended and restated bylaws limit the liability of our officers and directors and provide that we will indemnify our officers and directors, in each case, to the fullest extent permitted by the Delaware General Corporation Law.

We have entered into separate indemnification agreements with each of our directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Certificate of Incorporation and Bylaw Provisions

Our amended and restated certificate of incorporation and our amended and restated bylaws include a number of anti-takeover provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

Advance Notice Requirements. Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of stockholders. These procedures provide that notice of stockholder proposals must be timely and given in writing to our corporate Secretary. Generally, to be timely, notice must be received at our principal executive offices not fewer than 120 calendar days prior to the first anniversary date on which our notice of meeting and related proxy statement was mailed to stockholders in connection with the previous year’s annual meeting of stockholders. The notice must contain the information required by the bylaws, including information regarding the proposal and the proponent.

Special Meetings of Stockholders. Our bylaws provide that special meetings of stockholders may be called at any time by only the Chairman of the Board, the Chief Executive Officer, the President or the board of directors, or in their absence or disability, by any vice president.

No Written Consent of Stockholders. Our certificate of incorporation and our bylaws provide that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

Exclusive Forum Provision. Our certificate of incorporation provides that the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”), or our certificate of incorporation or the bylaws, and (iv) any action asserting a claim against us governed by the internal affairs doctrine. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or Securities Act.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, a court could find these provisions of our certificate of incorporation to be inapplicable or unenforceable in respect of one or more of the specified types of actions or proceedings, which may require us to incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Amendment of Bylaws. Our stockholders may amend any provisions of our bylaws by obtaining the affirmative vote of the holders of a majority of each class of issued and outstanding shares of our voting securities, at a meeting called for the purpose of amending and/or restating our bylaws.

Preferred Stock. Our certificate of incorporation authorizes our board of directors to create and issue rights entitling our stockholders to purchase shares of our stock or other securities. The ability of our board to establish the rights and issue substantial amounts of preferred stock without the need for stockholder approval may delay or deter a change in control of us. See “Preferred Stock” above.

Delaware Takeover Statute

We are subject to Section 203 of the DGCL which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to this plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the DGCL defines generally “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “MBRX”.

Transfer Agent

The transfer agent for our common stock is VStock Transfer, LLC located at 18 Lafayette Place, Woodmere, New York 11598.

DESCRIPTION OF COMMON WARRANTS

The following summary of certain terms and provisions of common warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the common warrants, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Series I Warrant

Form. The Series I warrants will be issued as individual warrant agreements to the investors. You should review the form of Series I warrant, filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the Series I warrants.

Exercisability. The Series I warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full in immediately available funds for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as described below). A holder (together with its affiliates) may not exercise any portion of the Series I warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Series I warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series I warrants. Purchasers of Series I warrants in this offering may also elect prior to the issuance of the Series I warrants to have the initial exercise limitation set at 9.99% of our outstanding common stock. No fractional shares of common stock will be issued in connection with the exercise of a Series I warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Duration and Exercise Price. The assumed exercise price per whole share of our common stock purchasable upon the exercise of the Series I warrants is $2.19 per share of common stock (or 100% of the assumed offering price per share and accompanying common warrants). The Series I warrants will be exercisable beginning on the later of the closing date of this offering or, if required, the effective date of the Warrant Stockholder Approval. The Series I warrants will expire five years from the initial exercise date. The exercise price of the Series I warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

If we are required to obtain Warrant Stockholder Approval, we intend to promptly, and in no event later than 60 days after the consummation of this offering, seek Warrant Stockholder Approval, but we cannot assure you that such stockholder approval will be obtained. We have agreed with the investors in this offering that, if we do not obtain any required Warrant Stockholder Approval at the first stockholder meeting for such purpose after this offering, we will call a stockholder meeting every 60 days thereafter until the earlier of the date we obtain such approval or the Series I warrants are no longer outstanding.

If, while the Series I warrants are outstanding, we issue or sell, or are deemed to have issued or sold, any common stock and/or common stock equivalents other than in connection with certain exempt issuances, at a purchase price per share less than the exercise price of the Series I warrants in effect immediately prior to such issuance or sale or deemed issuance or sale, then immediately after such issuance or sale or deemed issuance or sale, the exercise price of the Series I warrants then in effect will be reduced to an amount equal to the new issuance price, subject to a floor price of $______. The floor price will not be less than 20% of the lower of: (i) the closing price of our common stock immediately preceding the offering; or (ii) the average closing price for the five trading days immediately preceding the offering.

Cashless Exercise. If, at any time after the holder’s purchase of Series I warrants, such holder exercises its Series I warrants and a registration statement registering the issuance of the shares of common stock underlying the Series I warrants under the Securities Act is not then effective or available (or a prospectus is not available for the resale of shares of common stock underlying the Series I warrants), then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder shall instead receive upon such exercise (either in whole or in part) only the net number of shares of common stock determined according to a formula set forth in the Series I warrants. Notwithstanding anything to the contrary, in the event we do not have or maintain an effective registration statement, there are no circumstances that would require us to make any cash payments or net cash settle the Series I warrants to the holders.

Transferability. Subject to applicable laws, the Series I warrants may be offered for sale, sold, transferred or assigned at the option of the holder upon surrender of the Series I warrant to us together with the appropriate instruments of transfer.

Exchange Listing. We do not plan on applying to list the Series I warrants on the Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Series I warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Series I warrants will be entitled to receive upon exercise of the Series I warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Series I warrants immediately prior to such fundamental transaction. In the case of certain fundamental transactions affecting us, a holder of Series I warrants, upon exercise of such warrants after such fundamental transaction, will have the right to receive, in lieu of shares of our common stock, the same amount and kind of securities, cash or property that such holder would have been entitled to receive upon the occurrence of the fundamental transaction, had the Series I warrants been exercised immediately prior to such fundamental transaction. In lieu of such consideration, and subject to the fundamental transaction being within the Company’s control, a holder of Series I warrants may instead elect to receive a cash payment based upon the Black-Scholes value of their Series I warrants.

Rights as a Stockholder. Except by virtue of such holder’s ownership of shares of our common stock, the holder of a Series I warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Series I warrant.

DESCRIPTION OF PRE-FUNDED WARRANTS

The following summary of certain terms and provisions of pre-funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Form. The pre-funded warrants will be issued as individual warrant agreements to the investors. You should review the form of pre-funded warrant, filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the pre-funded warrants.

Exercisability. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full in immediately available funds for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as described below). A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s pre-funded warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. Purchasers of pre-funded warrants in this offering may also elect prior to the issuance of the pre-funded warrants to have the initial exercise limitation set at 9.99% of our outstanding common stock. No fractional shares of common stock will be issued in connection with the exercise of a pre-funded warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Duration and Exercise Price. The exercise price per whole share of our common stock purchasable upon the exercise of the pre-funded warrants is $0.001 per share of common stock. The pre-funded warrants will be immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise price of the pre-funded warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Cashless Exercise. If, at any time after the holder’s purchase of pre-funded warrants, such holder exercises its pre-funded warrants, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder shall instead receive upon such exercise (either in whole or in part) only the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants.

Transferability. Subject to applicable laws, the pre-funded warrants may be offered for sale, sold, transferred or assigned at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Exchange Listing. We do not plan on applying to list the pre-funded warrants on the Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions. In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. Except by virtue of such holder’s ownership of shares of our common stock, the holder of a pre-funded warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the pre-funded warrant.

PLAN OF DISTRIBUTION

Roth Capital Partners, LLC (the “placement agent”) has agreed to act as our exclusive placement agent in connection with this offering on a reasonable best efforts basis subject to the terms and conditions of the placement agency agreement dated July ___, 2026. The placement agent is not purchasing or selling any securities, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use its reasonable best efforts to arrange for the sale of the securities by us. Therefore, we may not sell the entire amount of securities being offered. There is no minimum amount of proceeds that is a condition to closing of this offering. The placement agent does not guarantee that it will be able to raise new capital in this offering. The terms of this offering were subject to market conditions and negotiations between us and prospective investors in consultation with the placement agent. The placement agent will have no authority to bind us. We will enter into a securities purchase agreement directly with the institutional investors, at the investor’s option, who purchase our securities in this offering. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering. The placement agent may engage one or more sub-placement agents or selected dealers to assist with the offering. This offering will terminate on August 14, 2026, unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. We will have one closing for all the securities purchased in this offering.

Fees and Expenses

We have agreed to pay the placement agent a total cash fee up to 7% of the aggregate gross proceeds of this offering. We will reimburse the placement agent for expenses in an amount up to $100,000. We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent fees, will be approximately $217,000. After deducting the placement agent fees and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $9.1 million, assuming the maximum offering is completed.

Tail

We have also agreed to pay the placement agent a tail fee equal to the cash compensation in this offering, if any investor, who was contacted or introduced to us by the placement agent during the term of its engagement and which participated in this offering, provides us with capital in any public or private offering or other financing or capital raising transaction during the six-month period following expiration or termination of our engagement with the placement agent.

Determination of Offering Price

The public offering price per share (or pre-funded warrant) and accompanying common warrants we are offering and the exercise prices and other terms of the warrants were negotiated between us and the investors, in consultation with the placement agent based on the trading of our common stock prior to this offering, among other things. Other factors considered in determining the public offering prices of the securities we are offering and the exercise prices and other terms of the warrants include the history and prospects of our company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant. The combined public offering price per share (or pre-funded warrant) and common warrant will be fixed for the duration of this offering.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including certain liabilities arising under the Securities Act, or to contribute to payments that the placement agent may be required to make for these liabilities.

Regulation M

The placement agent may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act and any fees received by them and any profit realized on the sale of the securities by them while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent will be required to comply with the requirements of the Securities Act and the Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the placement agent and the placement agent may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent and should not be relied upon by investors.

Lock-up Agreements

Our officers, directors and certain stockholders have agreed to be subject to a lock-up period of 60 days from the later of the closing date of this offering or, if required, the Warrant Stockholder Approval. This means that, during the applicable lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock. Certain limited transfers are permitted during the lock-up period if the transferee agrees to these lock-up restrictions.

We have also agreed to similar lock-up restrictions on the issuance and sale of our securities for 45 days following the later of the closing date of this offering or, if required, the Warrant Stockholder Approval, subject to certain exceptions including the issuance of shares of common stock pursuant to our currently outstanding at-the-market facility, certain vendors under contract, and under our employee benefit plans. The placement agent may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements. We have also agreed that until the 180-day anniversary from the later of the closing date of this offering or, if required, the Warrant Stockholder Approval we will not enter into a variable rate transaction (as defined in the securities purchase agreement), subject to certain exceptions, provided, however, that the issuance of shares of common stock pursuant to an at-the-market facility shall not be deemed variable rate transactions.

Insider Participation

One or more of our officers and directors have indicated interest in participating in this offering at the combined public offering price and on the same terms as the other purchasers in this offering. However, because indications of interest are not binding, we cannot guarantee if any officer or director will participate in this offering.

Other Relationships

The placement agent and its affiliates have engaged, and may in the future engage, in investment banking transactions and other commercial dealings in the ordinary course of business with us or our affiliates. The placement agent has received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the placement agent and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The placement agent and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

●	our Annual Report on Form 10-K for the year ended December 31, 2025 (filed on March 18, 2026), as amended on Form 10-K/A (filed April 14, 2026);

●	our Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2026 (filed on May 14, 2026);

●	our Current Reports on Form 8-K filed on January 7, 2026; February 5, 2026; February 20, 2026; April 15, 2026; and June 30, 2026 (solely with respect to Item 8.01); and

●

the description of our common stock, par value $0.001 per share contained in Exhibit 4.10 to our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission on March 24, 2022, including any amendments thereto or reports filed for the purposes of updating this description.

Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the date of the initial registration statement and prior to effectiveness of the registration statement, and (ii) the date of this prospectus and before the termination or completion of any offering hereunder, shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents, except that we do not incorporate any document or portion of a document that is “furnished” to the SEC, but not deemed “filed.”

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to: Moleculin Biotech, Inc., Attn: Corporate Secretary, 5300 Memorial Drive, Suite 950, Houston, TX 77007.

You also may access these filings on our website at www.moleculin.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the securities being offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits. For further information about us and the securities offered by this prospectus, you should refer to the registration statement and its exhibits. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. SEC filings are also available to the public at the SEC’s website at www.sec.gov.

We are subject to the reporting and information requirements of the Exchange Act and, as a result, we file periodic and current reports, proxy statements and other information with the SEC. We make our periodic reports and other information filed with or furnished to the SEC, available, free of charge, through our website as soon as reasonably practicable after those reports and other information are filed with or furnished to the SEC. Additionally, these periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by ArentFox Schiff LLP, Washington, DC. The placement agent is being represented by Ellenoff Grossman & Schole LLP, New York, NY in connection with this offering.

EXPERTS

The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Moleculin Biotech, Inc.

Up to 4,566,210 Shares of Common Stock

Up to 4,566,210 Pre-Funded Warrants to Purchase up to 4,566,210 Shares of Common Stock

Up to 13,698,630 Common Warrants to Purchase up to 13,698,630 Shares of Common Stock

Up to 18,264,840 Shares of Common Stock underlying the Pre-Funded Warrants and Common Warrants

Roth Capital Partners

PRELIMINARY PROSPECTUS

_____________________, 2026

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the securities of Moleculin Biotech, Inc. (the “Registrant”) which are registered under this Registration Statement on Form S-1 (this “Registration Statement”), other than placement agent commissions. All amounts are estimates except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee.

The following expenses will be borne solely by the Registrant:

Amount to be Paid
SEC Registration fee	$5,524
FINRA filing fee	6,500
Legal fees and expenses	150,000
Accounting fees and expenses	50,000
Miscellaneous fees and expenses	5,000
Total	$217,024

Item 14. Indemnification of Directors and Officers.

The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of Moleculin Biotech, Inc. (“MBI”) authorize it to indemnify directors, officers, employees and agents of MBI against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any action, suit or proceeding, if the party to be indemnified acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of MBI, and, with respect to any criminal action or proceeding, such party had no reasonable cause to believe his conduct was unlawful. The Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of MBI also authorize it to indemnify directors, officers, employees and agents of MBI who are or were a party to or threatened to be a party to, any threatened, pending, or completed action or suit by or in the right of MBI to procure a judgment in its favor by reason of the fact the he or she was a director, officer, employee or agent of MBI or of another entity at the request of MBI, against expenses (including reasonable attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of MBI.

The Amended and Restated Bylaws also permit MBI to enter into indemnity agreements with its employees and agents. MBI has entered into such agreements with its directors and officers and may in the future enter into such agreements with other employees or agents. These agreements, together with the Amended and Restated Bylaws and Amended and Restated Certificate of Incorporation, may require MBI, among other things, to indemnify employees or agents against certain liabilities that may arise by reason of their status or service as directors (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain and maintain directors’ and officers’ insurance if available on reasonable terms.

MBI’s Amended and Restated Certificate of Incorporation provides that directors shall have no personal liability to MBI or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director’s duty of loyalty to MBI or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the General Corporation Law of Delaware as it may from time to time be amended or any successor provision thereto, or (iv) for any transaction from which a director derived an improper personal benefit.

MBI currently has directors’ and officers’ liability insurance. Delaware General Corporation Law, Section 145, and the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of MBI provide for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, MBI has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Except as set forth below, in the three years preceding the filing of this Registration Statement, the Registrant has not issued any securities that were not registered under the Securities Act:

On December 20, 2023, we entered into Securities Purchase Agreements (the “December Purchase Agreement”) with an institutional investor and several of our executive officers, advisors, and a member of our board of directors (collectively, the “Investors”) for the sale of: (i) 9,607 shares (the “December Shares”) of our common stock, par value $0.001 per share, and (ii) pre-funded warrants to purchase 9,181 shares of common stock in lieu thereof (the “December Pre-Funded Warrants”) in a registered direct offering (the “December Offering”). In a concurrent private placement (the “December Private Placement”), we also sold to the Investors unregistered warrants to purchase up to an aggregate of 37,573 shares of common stock (the “December Common Warrants”). The combined purchase price of one share of common stock (or December Pre-Funded Warrant in lieu thereof) and accompanying December Common Warrant was $240.00 for the institutional investor, and $258.75 for the executive officers, employees, advisors and the member of our board of directors who participated in the December Offering.

Subject to certain ownership limitations, each of the December Common Warrants becomes exercisable on the effective date of such stockholder approval as may be required by the applicable rules and regulations of the Nasdaq Stock Market with respect to the issuance of all of the December Common Warrants and the common stock upon the exercise thereof. On February 14, 2024, we held a special meeting of stockholders at which our stockholders approved the issuance of up to 37,573 shares of our common stock upon the exercise of the December Common Warrants. Subject to certain ownership limitations, each December Common Warrant will have an exercise price of $240.00 per share, expire five years from the date of stockholder approval and will become exercisable beginning on the effective date of stockholder approval (February 14, 2024) for the shares issuable upon the exercise of the December Common Warrants.

On February 13, 2025, we entered into a warrant exercise inducement offer letter (the Inducement Letter) with a holder of certain existing warrants (the Holder) pursuant to which the Holder received the Series C Warrants (also referred to as “Inducement Warrants”) to purchase up to a number of shares of common stock equal to 200% of the number of warrant shares issued pursuant to the exercise of certain existing warrants to purchase up to 233,143 shares of common stock, which the Holder agreed to exercise for cash at a reduced exercise price of $25.00 per share of common stock in exchange for the Company’s agreement to issue the Inducement Warrants to purchase up to 466,286 shares of the Company’s common stock. The Inducement Warrants were issued on February 14, 2025.

On February 25, 2025, the Company entered into a Securities Purchase Agreement with an institutional investor (the Investor) for the sale by the Company of 46,000 shares of the Company’s common stock and pre-funded warrants to purchase 84,842 shares of common stock (the Pre-Funded Warrants) in a registered direct offering (the February Offering). In a concurrent private placement (the February Private Placement), the Company also sold to the Investor unregistered Series D common stock purchase warrants (the Series D Warrants) to purchase up to an aggregate of 261,683 shares of common stock. The combined purchase price of one share of common stock (or Pre-Funded Warrant in lieu thereof) and accompanying warrants was $26.75. The closing of the February Offering and February Private Placement occurred on February 26, 2025.

In August 2025, we entered into a warrant exercise inducement offer letter with holders of certain existing warrants pursuant to which the holders agreed to exercise Series E warrants to purchase up to 648,649 shares of common stock with an exercise price of $9.25 per share in exchange for our issuing new Series F warrants to purchase 2,594,595 shares of our common stock. Each Series F warrant had an exercise price of $13.75 per share (which was subsequently adjusted as described below) and is exercisable as of the date of issuance to October 16, 2030. We received gross proceeds of $6.0 million. In addition, during August and September 2025, Series E warrants to purchase 119,848 shares of common stock were exercised for $1.1 million. Upon issuance the Series F warrants were initially classified as liability warrants. Pursuant to the Warrant Amendment described above, the Series F warrants were equity-classified as of December 21, 2025. In total, we received gross proceeds of $7.1 million.

On December 9, 2025, we entered into warrant exercise inducement agreements with holders of certain outstanding Series C, Series D and Series F warrants, pursuant to which such holders agreed to exercise warrants to purchase an aggregate of 1,044,329 shares of our common stock at reduced or existing exercise prices in exchange for the issuance of Series G warrants to purchase up to 2,610,823 shares of common stock, representing 250% of the shares underlying the exercised warrants, with a five-year exercise term. We received gross proceeds of approximately $6.8 million from the warrant exercises. Pursuant to ASC 815, and in accordance with our accounting policy, we determined that Series G warrants met the criteria for equity classification as of their issuance date. Additionally, we utilized our ATM on this date and sold 86,475 shares for gross proceeds of $0.6 million.

On February 19, 2026, we entered into warrant inducement agreements with certain holders of our existing equity-classified Series E and Series F warrants. Pursuant to these agreements, the holders exercised warrants to purchase an aggregate of 2,122,652 shares of our common stock at an exercise price of $3.90 per share, resulting in gross proceeds of approximately $8.3 million. In consideration for such exercises, we issued new Series H warrants to purchase up to 6,367,956 shares of common stock. The Series H warrants became exercisable upon stockholder approval, have a term of five years from such approval, and an exercise price of $2.3976 per share. The Series H warrants contain customary anti-dilution adjustments and beneficial ownership limitations. Due to the completion of this transaction, the exercise price of our outstanding Series E warrants was adjusted to $3.00 per share, the exercise price of our outstanding Series F warrants was adjusted to $2.75 per share, and the exercise price of our outstanding Series G and Series H warrants was adjusted to $2.3976 per share.

Issuance of Warrants to Consultants

In August 2023, the Company issued warrants to purchase 6,667 shares of common stock with an exercise price of $9.30 to an entity providing consulting services, which warrants will vest based on performance of certain services.

In March 2024, the Company granted equity classified warrants to purchase up to 133 shares of common stock with a ten year term and an exercise price of $228.75 per share. These warrants vest annually over four years, subject to continued service.

In October 2024, the Company issued equity classified warrants to consultants to purchase up to 1,440 shares of common stock. Of these warrants, 1,200 vest annually over four years, 200 vest monthly over three years, and 40 vested immediately upon issuance.

In January 2025, the Company granted equity classified warrants to two consultants to purchase up to 2,000 shares of common stock each, with a ten-year term and an exercise price of $41.00 per share. Of these warrants, 2,000 vest upon the performance of specified services and the remaining 2,000 vest annually over four years.

In July 2025, the Company issued 8,000 equity-classified warrants to a consultant, of which 4,000 vested immediately and 4,000 vest upon the execution of a letter of intent or the closing of a licensing transaction with a value of $10.0 million or more.

In September 2025, the Company granted equity classified warrants to purchase up to 14,000 shares of the Company’s common stock with a ten year term and an exercise price of $10.75 per share. These warrants vest annually over four years, subject to continued service.

All of the securities above were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits:

Exhibit Number	Description

1.1*	Placement Agency Agreement, dated [-], 2026, between Moleculin Biotech, Inc. and Roth Capital Partners, LLC

3.1	Amended and Restated Certificate of Incorporation of Moleculin Biotech, Inc. (incorporated by reference to exhibit 3.1 of the Form S-1/A filed March 21, 2016)

3.2	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Moleculin Biotech, Inc. (incorporated by reference to Exhibit 3.1 of the Form 8-K filed May 24, 2019)

3.3	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Moleculin Biotech, Inc. (incorporated by reference to Exhibit 3.1 of the Form 8-K filed January 29, 2021)

3.4	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Moleculin Biotech, Inc. (incorporated by reference to Exhibit 3.1 of the Form 8-K filed March 19, 2024)

3.5	Amendment to Amended and Restated Certificate of Incorporation of Moleculin Biotech, Inc., dated August 21, 2025 (incorporated by reference to Exhibit 3.1 of the Form 8-K filed August 27, 2025)

3.6

Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Moleculin Biotech, Inc., filed with the Secretary of State of the State of Delaware. (incorporated by reference to Exhibit 3.1 of the Form 8-K filed November 28, 2025)

3.7	Fourth Amended and Restated Bylaws of Moleculin Biotech., Inc. (incorporated by reference to Exhibit 3.1 of the Form 8-K filed December 21, 2023)

4.1	Form of Common Warrant issued in December 2023 offering (incorporated by reference to Exhibit 4.2 of the Form 8-K filed December 21, 2023)

4.2	Form of Placement Agent Warrant issued in August 2024 offering (incorporated by reference to Exhibit 4.12 of the Form S-1/A filed August 15, 2024)

4.3	Form of Inducement Warrant (incorporated by reference to Exhibit 4.1 of the Form 8-K filed February 13, 2025)

4.4	Form of Pre-Funded Warrant issued in February 2025 offering (incorporated by reference to Exhibit 4.1 of the Form 8-K filed February 26, 2025)

4.5	Form of Series D Common Warrant issued in February 2025 offering (incorporated by reference to Exhibit 4.2 of the Form 8-K filed February 26, 2025)

4.6	Form of Amended and Restated Series E Warrant (incorporated by reference to Exhibit 4.1 of the Form 8-K filed December 22, 2025)

Exhibit Number	Description

4.7	Form of Pre-Funded Warrant (incorporated by reference to exhibit 4.13 of the Form S-1 filed June 2, 2025)

4.8	Form of Amended and Restated Series F Warrant (incorporated by reference to Exhibit 4.2 of the Form 8-K filed December 22, 2025)

4.9	Form of Amended and Restated Series G Warrant (incorporated by reference to Exhibit 4.3 of the Form 8-K filed December 22, 2025)

4.10	Form of Series H Warrant (incorporated by reference to Exhibit 4.1 of the Form 8-K filed February 20, 2026)

4.11*	Form of Series I Warrant

4.12*	Form of Pre-Funded Warrant

5.1*	Opinion of ArentFox Schiff LLP

10.1**	Moleculin Biotech, Inc. Amended and Restated 2015 Stock Plan, as amended (incorporated by reference to Exhibit 4.5 of the Form S-8 file number 333-272814, filed June 21, 2023)

10.2	Rights Transfer Agreement between Moleculin Biotech, Inc. and AnnaMed, Inc. (incorporated by reference to exhibit 10.2 of the Form S-1/A filed March 21, 2016)

10.3

Patent and Technology License Agreement dated June 21, 2010 by and between The Board of Regents of the University of Texas System and Moleculin, LLC (incorporated by reference to exhibit 10.3 of the Form S-1/A filed March 21, 2016)

10.4

Amendment No. 1 to the Patent and Technology License Agreement dated June 21, 2010 by and between The Board of Regents of the University of Texas System and Moleculin, LLC (incorporated by reference to exhibit 10.4 of the Form S-1/A filed March 21, 2016)

10.5

Patent and Technology License Agreement dated April 2, 2012 by and between The Board of Regents of the University of Texas System and IntertechBio Corporation (incorporated by reference to exhibit 10.5 of the Form S-1/A filed March 21, 2016)

10.6

Amendment No. 1 to the Patent and Technology License Agreement dated April 2, 2012 by and between The Board of Regents of the University of Texas System and IntertechBio Corporation (incorporated by reference to exhibit 10.6 of the Form S-1/A filed March 21, 2016)

10.7	Rights Transfer Agreement between Moleculin Biotech, Inc. and IntertechBio Corporation dated August 11, 2015 (incorporated by reference to exhibit 10.10 of the Form S-1/A filed March 21, 2016)

10.8	Agreement and Plan of Merger between Moleculin Biotech, Inc. and Moleculin, LLC (incorporated by reference to exhibit 10.11 of the Form S-1/A filed March 21, 2016)

10.9

Technology Rights and Development License Agreement to be entered into by Moleculin Biotech, Inc. and Houston Pharmaceuticals, Inc. (incorporated by reference to exhibit 10.13 of the Form S-1/A filed April 15, 2016)

10.10	Lease Agreement for 5300 Memorial (incorporated by reference to Exhibit 10.1 of the Form 10-Q filed May 14, 2018)

Exhibit Number	Description

10.11†

Patent And Technology License Agreement dated February 12, 2018 by and between The Board of Regents of The University Of Texas System on behalf of The University Of Texas M. D. Anderson Cancer Center and Moleculin Biotech, Inc. (incorporated by reference to Exhibit 10.2 of the Form 10-Q filed May 14, 2018)

10.12	Sublicense Agreement dated as of February 19, 2019 entered into between the Company and Animal Life Sciences, LLC (incorporated by reference to Exhibit 10.22 of the Form 10-K filed February 21, 2019)

10.13	Consulting Agreement, dated March 16, 2020, entered into between the Company and Houston Pharmaceuticals, Inc. (HPI) (incorporated by reference to Exhibit 10.24 of the Form 10-K filed March 19, 2020)

10.14	Equipment Lab Letter, dated March 16, 2020, entered into between the Company and Houston Pharmaceuticals, Inc. (HPI) (incorporated by reference to Exhibit 10.25 of the Form 10-K filed March 19, 2020)

10.15

Scientific Advisory Board Agreement, dated February 28, 2020, entered into between the Company and Waldemar Priebe, PhD (incorporated by reference to Exhibit 10.26 of the Form 10-K filed March 19, 2020)

10.16+

Amendment No. 3 to Patent and Technology License Agreement between the Parties dated April 2, 2012, dated May 20, 2020, entered into between the Company and the Board of Regents of The University of Texas System, on behalf of The University of Texas M.D. Anderson Cancer Center (incorporated by reference to Exhibit 10.1 of the Form 10-Q filed August 12, 2020)

10.17+

Amendment No. 4 to Patent and Technology License Agreement between the Parties dated April 2, 2012, dated June 15, 2021, entered into between the Company and the Board of Regents of The University of Texas System, on behalf of The University of Texas M.D. Anderson Cancer Center (incorporated by reference to Exhibit 10.4 of the Form 10-Q filed August 12, 2021)

10.18+

Patent And Technology License Agreement dated June 29, 2017 by and between The Board of Regents of The University Of Texas System on behalf of The University Of Texas M. D. Anderson Cancer Center and Moleculin Biotech, Inc. (incorporated by reference to Exhibit 10.30 of the Form 10-K filed March 24, 2022)

10.19+

Amendment No. 1 to the Patent And Technology License Agreement dated June 29, 2017 by and between The Board of Regents of The University Of Texas System on behalf of The University Of Texas M. D. Anderson Cancer Center and Moleculin Biotech, Inc. (incorporated by reference to Exhibit 10.31 of the Form 10-K filed March 24, 2022)

10.20+

Patent And Technology License Agreement dated December 2, 2021 by and between The Board of Regents of The University Of Texas System on behalf of The University Of Texas M. D. Anderson Cancer Center and Moleculin Biotech, Inc. (incorporated by reference to Exhibit 10.32 of the Form 10-K filed March 24, 2022)

10.21+

Patent And Technology License Agreement dated December 3, 2021 by and between The Board of Regents of The University Of Texas System on behalf of The University Of Texas M. D. Anderson Cancer Center and Moleculin Biotech, Inc. (incorporated by reference to Exhibit 10.33 of the Form 10-K filed March 24, 2022)

10.22+

Patent And Technology License Agreement dated February 3, 2022 by and between The Board of Regents of The University Of Texas System on behalf of The University Of Texas M. D. Anderson Cancer Center and Moleculin Biotech, Inc. (incorporated by reference to Exhibit 10.34 of the Form 10-K filed March 24, 2022)

Exhibit Number	Description

10.23+

Patent and Technology License Agreement dated October 21, 2022 by and between The Board of The University Of Texas System on behalf of The University Of Texas M.D. Anderson Cancer Center and Moleculin Biotech, Inc. (incorporated by reference to Exhibit 10.27 of the Form 10-K filed March 22, 2023)

10.24	First Amendment to Commercial Lease Agreement for 5300 Memorial (incorporated by reference to Exhibit 10.1 of the Form 10-Q filed November 13, 2023)

10.25**	Amended and Restated Employment Agreement between Moleculin Biotech, Inc. and Walter V. Klemp dated January 4, 2024 (incorporated by reference to Exhibit 10.1 of the Form 8-K filed January 5, 2024)

10.26**	Amended and Restated Employment Agreement between Moleculin Biotech, Inc. and Jonathan P. Foster dated January 4, 2024 (incorporated by reference to Exhibit 10.2 of the Form 8-K filed January 5, 2024)

10.27 **	Employment Agreement between Moleculin Biotech, Inc. and Donald Picker dated January 4, 2024 (incorporated by reference to Exhibit 10.3 of the Form 8-K filed January 5, 2024)

10.28**	Moleculin Biotech, Inc. 2024 Stock Plan (incorporated by reference to Exhibit 10.1 of the Form 8-K filed October 25, 2024)

10.29**	Forms of award agreements under Moleculin Biotech, Inc. 2024 Stock Plan (incorporated by reference to Exhibit 99.2 of the Form S-8 filed September 10, 2025)

10.30

At The Market Offering Agreement, dated July 11, 2025, by and between Moleculin Biotech, Inc. and Roth Capital Partners, LLC (incorporated by reference to Exhibit 1.1 of the Form 8-K filed July 11, 2025)

10.31	Form of Inducement Letter for holder of Series C warrants and Series D warrants (incorporated by reference to Exhibit 10.1 of the Form 8-K filed December 10, 2025)

10.32	Form of Inducement Letter for holders of certain Series F warrants (incorporated by reference to Exhibit 10.2 of the Form 8-K filed December 10, 2025)

10.33	Form of Warrant Amendment dated December 21, 2025 (incorporated by reference to Exhibit 10.1 of the Form 8-K filed December 22, 2025)

10.34	Form of Inducement Letter dated February 19, 2026 (incorporated by reference to Exhibit 10.1 of the Form 8-K filed February 20, 2026)

10.35*	Form of Securities Purchase Agreement

21	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 of the Form 10-K filed March 22, 2023)

23.1*	Consent of Grant Thornton LLP

23.2*	Consent of ArentFox Schiff LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

107 *	Filing Fee Table

*	Previously filed.
**	Management contract or compensatory plan, contract or arrangement.
+

Pursuant to Item 601(b)(10)(iv) of Regulation S-K promulgated by the SEC, certain portions of this exhibit have been redacted.

The Company hereby agrees to furnish supplementally to the SEC, upon its request, an unredacted copy of this exhibit.

(b) Consolidated Financial Statement Schedules: All schedules are omitted because the required information is inapplicable or the information is presented in the consolidated financial statements and the related notes.

Item 17. Undertakings

(a) The undersigned Registrant hereby undertakes that:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, Texas, on July 30, 2026.

MOLECULIN BIOTECH, INC. (Registrant)

By:	/s/ Walter V. Klemp
Walter V. Klemp President, Chief Executive Officer and Chairman

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

*	President, Chief Executive Officer and Chairman	July 30, 2026
Walter V. Klemp	(Principal Executive Officer)

/s/ Jonathan P. Foster	Executive Vice President and Chief Financial Officer	July 30, 2026
Jonathan P. Foster	(Principal Financial Officer and Principal Accounting Officer)

*	Director	July 30, 2026
Robert George

*	Director	July 30, 2026
Michael Cannon

*	Director	July 30, 2026
John Climaco

*	Director	July 30, 2026
Elizabeth Cermak

*	Director	July 30, 2026
Joy Yan

*	By: /s/ Jonathan P. Foster Attorney-in-fact